Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Bank of South Carolina Corporation of our report dated March 5, 2021, relating to the consolidated financial statements of Bank of South Carolina Corporation, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Bank of South Carolina Corporation for the year ended December 31, 2020.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Elliott Davis, LLC

Charleston, South Carolina

April 13, 2021